Exhibit 99.1

FOR IMMEDIATE RELEASE

Turn Therapeutics Announces Peer-Reviewed Publication in Journal of Dermatological Treatment Highlighting GX-03 Activity in IL-36 Associated Inflammatory Model

●	Study demonstrates statistically significant reduction in disease severity in a murine dermatitis model characterized by IL-36 expression

●	First in a planned series of peer-reviewed publications exploring the scientific rationale and non-systemic mechanism underlying GX-03, currently in Phase 2 evaluation for moderate-to-severe atopic dermatitis

LOS ANGELES – May 27, 2026 – Turn Therapeutics, Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company focused on developing localized therapies for inflammatory and infectious skin diseases, today announced the publication of a peer-reviewed research article in the Journal of Dermatological Treatment evaluating the effects of its lead program, GX-03, in an IL-36–associated inflammatory environment.

The publication, titled “Effects of extended-release topical polyhexanide in a Staphylococcus aureus-induced murine dermatitis model characterized by IL-36 expression,” was co-authored by Bradley Burnam, Chief Executive Officer of Turn Therapeutics, and Stephen Bresnick, M.D., a practicing physician, researcher, and advisor to the Company.

“This publication demonstrates a shift in how inflammatory skin disease should be studied. Rather than inferring biology from systemic markers, we evaluated GX-03 directly within an IL-36–associated inflammatory environment and observed a clear clinical effect following seven days of twice-daily treatment,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “This is about building a more precise understanding of what is driving inflammation in the skin, at the site of disease. We’re helping define a framework for evaluating targeted, localized therapies in dermatology.”

Study Highlights

●	GX-03 was evaluated in a Staphylococcus aureus-induced murine dermatitis model characterized by IL-36 expression

●	IL-36 protein expression was confirmed following Staphylococcus aureus exposure, establishing the inflammatory environment in which GX-03 was evaluated

●	Mice treated twice daily with GX-03 for seven days achieved a mean investigator global assessment score of 1.44 versus 3.00 in untreated controls (p = 0.0003)

●	No treatment-related adverse effects were observed

IL-36 is a cytokine associated with epithelial stress and is minimally expressed in healthy skin but becomes upregulated in response to microbial dysbiosis and barrier disruption. The study confirmed reproducible IL-36 expression following Staphylococcus aureus exposure, establishing a relevant inflammatory context in which GX-03 demonstrated clinical activity. This publication supports the Company’s broader approach of targeting disease at the site of origin.

The article represents the first in a planned series of scientific publications evaluating GX-03’s clinical and biological activity, with a subsequent manuscript already in review characterizing the mechanistic implications of treatment.

###

About GX-03

GX-03 is a first-in-class, non-systemic, topical cytokine-modulating therapy in development for moderate-to-severe atopic dermatitis (eczema). By stabilizing the cutaneous microenvironment and modulating epithelial danger sensing, GX-03 is designed to address IL-36, IL-4, IL-13, and IL-31 signaling through upstream prevention rather than downstream, systemic suppression. GX-03 is currently being evaluated in a Phase 2 randomized controlled trial, with topline results expected in mid-2026.

About Turn Therapeutics

Turn Therapeutics is a biotechnology company focused on developing innovative, precision therapies that target the underlying causes of inflammatory diseases with high unmet needs. Its lead investigational therapy, GX-03, is a first-in-class, non-systemic topical inhibitor currently in development for the treatment of moderate-to-severe atopic dermatitis. This therapy is designed to modulate key inflammatory pathways involved in eczema and other inflammatory dermatological conditions, specifically targeting IL-36 and IL-31, two cytokines that play distinct but interconnected roles in driving chronic skin inflammation and the itch-scratch cycle. GX-03 addresses IL-36 upstream, where epithelial stress and barrier disruption initiate the inflammatory cascade, and IL-31 downstream, where itch signaling perpetuates disease. It is currently being evaluated in a Phase 2 randomized controlled trial, with topline results expected in mid-2026.

Citation

Burnam B, Bresnick S. Effects of Extended-Release Topical Polyhexanide in a Staphylococcus aureus–Induced Murine Dermatitis Model Characterized by IL-36 Expression. Journal of Dermatological Treatment. 2026. Article ID: IJDT 2667686. DOI: https://doi.org/10.1080/09546634.2026.2667686

Forward-Looking Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026. All such forward-looking statements speak only as of the date they are made, and Turn undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations / Media Contact

Sasha Damouni

Damouni Group LLC

Sasha@damounigroup.com